Exhibit 99.1

AMRI Appoints Felicia Ladin Senior Vice President, Chief Financial Officer and Treasurer

Albany, NY (January 12, 2015) – AMRI (NASDAQ: AMRI) today announced that Michael M. Nolan, senior vice president and chief financial officer, will be departing AMRI. Mr. Nolan will remain with AMRI through February 2015 to support an orderly transition.

The company also announced that Felicia Ladin will join the company in the same role, effective February 4, 2015. “We appreciate Mike’s contributions to AMRI's growth, and I know I speak for the management team and Board of Directors in wishing him success with his future endeavors,” said William S. Marth, AMRI’s President and Chief Executive Officer.

“I am pleased that Felicia will be joining the AMRI team at this important time for the company,” continued Mr. Marth. “As we continue to build and integrate our business, Felicia’s strong track record of building global finance infrastructures and teams will be a tremendous addition to AMRI.”

Ms. Ladin brings more than 20 years of finance, accounting and tax management experience to AMRI. A CPA by training, Ladin has spent the majority of her career in the pharmaceutical industry, most recently as Senior Vice President, CFO, Global Specialty Medicines at Teva Pharmaceuticals, USA. Between 2008 and 2014, Ms. Ladin held positions of increasing responsibility directing Teva’s financial planning and analysis operations, and from 2002 to 2008 was tax director for the U.S. During her 12 year tenure at Teva, Ladin was instrumental in developing and implementing financial systems and infrastructure through a number of acquisitions, and driving consistency and efficiencies across locations, supporting the Specialty Medicine division’s growth into an $8 billion global business.

The company intends to release its fourth quarter and full year 2014 financial results and 2015 guidance, including the most recent acquisitions, in February 2015.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing. Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API Manufacturing supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, biologics, peptides, steroids, and cytotoxic compounds. Drug Product Manufacturing supports pre-clinical through commercial scale production of complex liquid-filled and lyophilized parenteral formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Contacts:
Investors: Patty Eisenhaur, AMRI Investor Relations, 518-512-2936
Media: Gina Rothe, AMRI Communications, 518-512-2512